                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                MANPOWER INC.
             -------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                     N/A
             --------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


    (4) Proposed maximum aggregate value of transaction:


    (5) Total fee paid:


    [ ] Fee paid previously with preliminary materials.


    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:


    (2) Form, schedule or registration statement no.:


    (3) Filing party:


    (4) Date filed:

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                           MILWAUKEE, WISCONSIN 53217

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1998

To the Shareholders of Manpower Inc.:

     The 1998 Annual Meeting of Shareholders of Manpower Inc. (the "Company") will be held at the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on April 23, 1998 at 10:00 a.m., local time, for the following purposes:

     (1) To elect four directors to serve until 2001 as Class II directors;

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998; and

     (3) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on February 17, 1998 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE ANNUAL MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          J.F. Chait, Secretary

March 25, 1998

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                           MILWAUKEE, WISCONSIN 53217

                                 MARCH 25, 1998

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Manpower Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on April 23, 1998, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin.

     The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $7,000 plus expenses.

     Only shareholders of record at the close of business on February 17, 1998 (the "Record Date") are entitled to notice of and to vote the shares of common stock, $.01 par value (the "Common Stock"), of the Company registered in their name at the Annual Meeting. As of the Record Date, the Company had outstanding 80,599,001 shares of its Common Stock. The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the Record Date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Broker non-votes will not be counted as voting on any matter at the Annual Meeting. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     This Proxy Statement, Notice of Meeting and the accompanying proxy card, together with the Company's Annual Report to Shareholders, including financial statements for its fiscal year ended December 31, 1997, are being mailed to shareholders of the Company commencing on or about March 25, 1998.

     IF THE ACCOMPANYING PROXY CARD IS PROPERLY SIGNED AND RETURNED TO THE COMPANY AND NOT REVOKED, IT WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. EACH SHAREHOLDER MAY REVOKE A PREVIOUSLY GRANTED PROXY AT ANY TIME BEFORE IT IS EXERCISED BY WRITTEN NOTICE OF REVOCATION OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY OF THE COMPANY. ATTENDANCE AT THE ANNUAL MEETING WILL NOT, IN ITSELF, CONSTITUTE REVOCATION OF A PROXY. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS CLASS II DIRECTORS BY THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS WITH REGARD TO ALL OTHER MATTERS OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR OWN DISCRETION.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists as of the Record Date information as to the persons believed by the Company to be beneficial owners of more than 5% of its outstanding Common Stock:

                  NAME AND ADDRESS OF                       AMOUNT AND NATURE OF    PERCENT OF
                   BENEFICIAL OWNERS                        BENEFICIAL OWNERSHIP     CLASS(1)
                  -------------------                       --------------------    ----------
State Farm Mutual Automobile Insurance Company..........        6,160,000(2)           7.6%
One State Farm Plaza
Bloomington, IL 61710-0001
The Prudential Insurance Company of America.............        4,070,986(3)           5.1%
751 Broad Street
Newark, NJ 07102-3777
Montag and Caldwell, Inc................................        8,587,643(4)          10.6%
1100 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326

---------------
(1) Based on 80,599,001 shares of Common Stock outstanding as of the Record
    Date.

(2) This information is based on a Schedule 13G dated January 22, 1998. State Farm Mutual Automobile Insurance Company has sole voting and investment power for all shares held.

(3) This information is based on a Schedule 13G dated February 10, 1998. The Prudential Insurance Company of America has sole voting power with respect to 340,600 shares, shared voting power with respect to 3,326,586 shares, sole investment power with respect to 340,600 shares and shared investment power with respect to 3,730,386 shares.

(4) This information is based on a Schedule 13G dated January 14, 1998. Montag and Caldwell has no voting power with respect to any shares held and sole investment power with respect to all shares held.

                            1. ELECTION OF DIRECTORS

     The Company's directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class II expires at the Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be elected as Class II directors for a new term of three years ending at the 2001 Annual Meeting and until their successors are duly elected and qualified.

     Nominees receiving the largest number of affirmative votes cast will be elected as directors up to the maximum number of directors to be chosen at the election. Accordingly, any shares not voted affirmatively, whether by abstention, broker non-vote or otherwise, will not be counted as affirmative votes cast for any director.

                                                             PRINCIPAL OCCUPATION
                NAME                                          AND DIRECTORSHIPS
                ----                                         --------------------
                                 NOMINEES FOR DIRECTORS -- CLASS II
J. Ira                                   Chairman of J. I. Harris & Associates, a consulting firm,
Harris......................   Age 59    and Vice Chairman of The Pritzker Organization, LLC, a
                                         merchant banking investment management services firm, since
                                         January, 1998. Senior Managing Director of the investment
                                         banking firm of Lazard Freres & Co. LLC until December,
                                         1997. A director of the Company since August, 1991.
Terry A.                                 Executive Vice President of the Company and a director since
Hueneke.....................   Age 55    December, 1995. Senior Vice President -- Group Executive of
                                         the Company's former principal operating subsidiary from
                                         1987 until 1996.
Newton N.                                Of Counsel to the law firm of Sidley & Austin, Chicago,
Minow.......................   Age 72    Illinois, since March, 1991. From 1965 through March, 1991,
                                         Mr. Minow was a partner in the law firm of Sidley & Austin.
                                         A director of the Company since August, 1991. Also a
                                         director of AON Corporation, Sara Lee Corporation and Big
                                         Flower Press Holdings, Inc.
Gilbert                                  Consultant to the Company since January, 1994. Senior
Palay.......................   Age 70    Executive Vice President of the Company from August, 1991 to
                                         December, 1993 and Senior Executive Vice President of the
                                         Company's former principal operating subsidiary from
                                         September, 1989 to December, 1993. Principal Financial
                                         Officer of the Company from August, 1991 to August, 1993. A director of the Company and its predecessors for more than five years.

CONTINUING DIRECTORS
CLASS III DIRECTORS (TERM EXPIRING 1999)
Jon F.                                   Executive Vice President, Secretary and a director of the
Chait.......................   Age 47    Company since August, 1991, Chief Financial Officer of the
                                         Company since August, 1993 and Managing
                                         Director -- International Operations since December, 1995.
                                         Executive Vice President of the Company's former principal operating subsidiary from September, 1989 until 1996. Also a director of Marshall & Ilsley Corporation.
Dudley J. Godfrey,                       A shareholder in the law firm of Godfrey & Kahn, S.C.,
Jr..........................   Age 71    Milwaukee, Wisconsin. A director of the Company since
                                         October, 1990 and a director of the Company's former
                                         principal operating subsidiary from 1969 to September, 1987 and January, 1989 to 1996. Also a director of Clarcor Inc.
Marvin B.                                Principal shareholder and officer of Manpower Services
Goodman.....................   Age 69    (Toronto) Limited, a Company franchise in Ontario, Canada, from 1956 to August, 1993. A director of the Company since
                                         November, 1993.

CLASS I DIRECTORS (TERM EXPIRING 2000)
Audrey                                   Regular commentator on network business news broadcasts
Freedman....................   Age 68    (including Reuters, CNN and CNBC) on economic developments.
                                         Principal, Audrey Freedman & Associates, a management
                                         consulting firm, from 1992 to 1997; Chairman, Business
                                         Research Advisory Council, U.S. Bureau of Labor Statistics,
                                         1992 to 1994. Ms. Freedman was a Labor Economist and
                                         Counselor with The Conference Board, Inc., New York, from
                                         1976 to 1992. A director of the Company since August, 1991.

                                                             PRINCIPAL OCCUPATION
                NAME                                          AND DIRECTORSHIPS
                ----                                         --------------------
Mitchell S.                              President and Chief Executive Officer of the Company since
Fromstein...................   Age 70    January, 1989, and Chairman of the Board since April, 1989.
                                         President and Chief Executive Officer of the Company's
                                         former principal operating subsidiary from 1976 until 1996 and a director thereof from 1971 until 1996. A director of the Company and its predecessors for more than five years.
                                         Also a director of Aramark Corp.
Dennis                                   Chairman of GPA Group plc, a provider of financing to the
Stevenson...................   Age 52    aviation industry, and Chairman of Pearson plc, a multimedia company. A director of the Company and its predecessors for more than five years. Also a director of British Sky
                                         Broadcasting Group plc.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has standing Audit, Executive Compensation, Executive and Executive Performance Compensation Committees. The Board does not have a Nominating Committee. The Board of Directors held four meetings and acted two times by written consent during 1997. Each director attended at least 75% of the full board meetings and meetings of committees on which each served in 1997.

     The Audit Committee consists of Messrs. Minow (Chairman), Godfrey, Goodman and Harris. The functions of the Audit Committee are to: (i) recommend annually to the Board of Directors the appointment of the independent auditors; (ii) review the arrangements for and scope of the annual audit and review the results thereof with the independent auditors; (iii) review and approve non-audit services of the independent auditors and monitor the independence of the Company's auditors; (iv) review compliance with major accounting and audit policies; (v) review management's procedures and policies relative to the adequacy of the Company's internal accounting controls; and (vi) monitor the Company's compliance with the Foreign Corrupt Practices Act and its internal policies with respect to business conduct and conflicts of interest. The Audit Committee held three meetings during 1997.

     The Executive Compensation Committee consists of Mr. Godfrey (Chairman), Ms. Freedman, Mr. Goodman and Mr. Harris. The functions of this Committee are to: (i) establish the compensation of Mr. Fromstein, the Chief Executive Officer of the Company, Mr. Chait, Executive Vice President, Managing
Director -- International Operations and Chief Financial Officer of the Company, and Mr. Hueneke, Executive Vice President of the Company, subject to ratification by the Board of Directors; (ii) approve the compensation, based on the recommendations of the senior executive officers, of certain other senior executives of the Company and its subsidiaries; (iii) review the compensation of all other senior managers of the Company and its subsidiaries; and (iv) serve as the administrative committee for the Company's stock option and stock purchase plans. Certain performance-based compensation for executive officers must also be approved by the Executive Performance Compensation Committee as discussed below. The Executive Compensation Committee held four meetings during 1997.

     The Executive Performance Compensation Committee acts as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code ("IRC"). In addition, the Committee serves as a committee of disinterested directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and will approve transactions subject to Rule 16b-3 to the extent deemed advisable under the Rule. The Committee consists of Messrs. Goodman and Minow. The Executive Performance Compensation Committee did not meet in 1997. The Executive Performance Compensation Committee, however, took action by written consent once in 1997.

     The Executive Committee consists of Messrs. Fromstein, Godfrey and Palay. This Committee may exercise full authority in the management of the business and affairs of the Company's Board of Directors when the Board of Directors is not in session, except to the extent limited by Wisconsin law, the Company's Articles of Incorporation or By-laws, or as otherwise limited by the Board of Directors. Although the Committee has very broad powers, in practice, it takes formal action on a specific matter when it would be impractical to call a meeting of the Board of Directors. The Executive Committee did not meet in 1997. The Executive Committee, however, took action by written consent five times in 1997.

REMUNERATION OF DIRECTORS

     Directors of the Company who are not employees of the Company or any of its subsidiaries, are currently entitled to an annual fee of $50,000, inclusive of a retainer and all meeting and committee fees. In addition, each director is reimbursed for travel expenses incurred in connection with attending Board of Directors meetings. In lieu of receiving payment of fees in cash, directors may elect to participate in the 1991 Directors Stock Option Plan or the Deferred Stock Plan.

     Upon adoption of the 1991 Directors Stock Option Plan, Messrs. Godfrey, Harris, Minow and Stevenson each agreed to accept stock options over 50,000 shares (one-fifth vesting each year) in lieu of cash fees for five years. The last portion of these options (options over 10,000 shares) vested in October, 1996 and are all exercisable. In November, 1996, Mr. Godfrey, Ms. Freedman, Mr. Harris, Mr. Minow and Mr. Stevenson each agreed to accept stock options over 50,000 shares in lieu of cash fees for the five years following the date of grant. Mr. Stevenson was required to accept the options in lieu of cash fees pursuant to certain United Kingdom tax provisions. The option exercise price for the November, 1996 directors' stock options is $28.00 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. These options are exercisable as to one-fifth of the shares on each anniversary of the date of grant, subject to acceleration of vesting under certain conditions set forth in the Plan. Upon Mr. Goodman's appointment to the Board of Directors in November, 1993, he also agreed to accept stock options over 50,000 shares in lieu of cash fees for five years. The option exercise price for Mr. Goodman's stock options is $16.00 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. The options are not exercisable until November, 1998 (with certain exceptions specified in the Plan) and vest ratably over the five-year period. In 1995, Mr. Palay agreed to accept stock options over 50,000 shares in lieu of cash fees for five years. The option exercise price for Mr. Palay's stock options is $33.875 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. Mr. Palay's options are not exercisable until 2000 (with certain exceptions specified in the Plan) and vest ratably over the five-year period.

     Pursuant to the Company's Deferred Stock Plan, Ms. Freedman elected to receive share equivalents in lieu of cash fees for the five year period beginning in 1991 and ending in October, 1996. A total of 12,519 share equivalents were originally credited to her account, representing the present value of fees she would have otherwise received during the period, divided by $11.875 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the date of her election. Additional share equivalents are received in an amount equal to dividends paid on the Company's Common Stock. The share equivalents are fully vested and Common Stock will be distributed in settlement of the share equivalents upon the termination of service as a director for any reason. In November, 1996 at the end of the vesting period for her 1991 share equivalent election, Ms. Freedman elected to receive options in lieu of cash fees under the 1991 Directors Stock Option Plan as discussed above.

     Certain information with respect to Ms. Freedman and Messrs. Godfrey and Harris is set forth under "EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION," below. Upon his retirement from the Company in 1993, Mr. Palay entered into a consulting agreement with the Company whereby the Company pays Mr. Palay for services rendered, generally at an hourly rate. For the year ended December 31, 1997, the Company paid Mr. Palay approximately $400,000 for services rendered pursuant to this agreement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth in the table below, as of the Record Date, are the shares of the Company's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and all directors and executive officers of the Company as a group and the shares of the Company's Common Stock that could be acquired within 60 days of the Record Date by such persons.

                                                   COMMON STOCK
                    NAME OF                        BENEFICIALLY        RIGHT TO ACQUIRE         PERCENT OF
                BENEFICIAL OWNER                     OWNED(1)          COMMON STOCK(1)           CLASS(2)
                ----------------                   ------------        ----------------         ----------
Mitchell S. Fromstein...........................       849,674              606,543(3)             1.1%
Jon F. Chait....................................       159,729(4)            80,000(3)             *
Terry A. Hueneke................................        57,569               50,000(3)             *
Michael J. Van Handel...........................        20,257               13,500(3)             *
Audrey Freedman.................................        25,244               25,244(5)(6)          *
Dudley J. Godfrey, Jr...........................        64,000(7)            62,500(6)             *
Marvin Goodman..................................        45,500(8)            42,500(6)             *
J. Ira Harris...................................        72,500(9)            62,500(6)             *
Newton N. Minow.................................        79,016(10)           62,500(6)             *
Gilbert Palay...................................       290,022              181,604(3)(6)          *
Dennis Stevenson................................        64,000               62,500(6)             *
All Directors and Executive Officers as a
  group.........................................     1,727,511            1,249,391                2.1%

---------------
 (1) Except as indicated below, all shares shown in this column are owned with sole voting and investment power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

 (2) Except as indicated, no person named in the table beneficially owns more than 1% of the outstanding shares of Common Stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

 (3) Common Stock that may be acquired within 60 days of the date hereof through the exercise of stock options.

 (4) Includes 1,000 shares held in trust for the benefit of a minor child.

 (5) Includes 12,744 shares of Common Stock to which Ms. Freedman will be entitled under the terms of the Deferred Stock Plan upon termination of service as a director for any reason.

 (6) Includes the vested portion of options held under the 1991 Directors Stock Option Plan.

 (7) Includes 500 shares held by Mr. Godfrey's spouse and 500 shares held in trust.

 (8) Includes 1,000 shares held by Mr. Goodman's spouse.

 (9) Includes 10,000 shares held in a living trust for the benefit of Mr.
     Harris.

(10) Includes 12,500 shares held in a living trust for the benefit of Mr. Minow, 2,200 shares held in a living trust for the benefit of his spouse, and Mr. Minow's proportionate interest (16 shares) in a partnership holding an aggregate of 3,000 shares. The total also includes 1,800 shares held in a family charitable foundation, as to which Mr. Minow disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table (the "Summary Compensation Table") sets forth the compensation for the past three years of each of the Company's executive officers:

                                            ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                             --------------------------------------------------   ------------------------------------
                                                                                          AWARDS             PAYOUTS
                                                                                  -----------------------   ----------
                                                                                               SECURITIES
                                                                                  RESTRICTED   UNDERLYING
         NAME AND                                               OTHER ANNUAL        STOCK       OPTIONS/       LTIP
    PRINCIPAL POSITION       YEAR   SALARY($)    BONUS($)    COMPENSATION($)(1)   AWARDS($)     SARs(#)     PAYOUTS($)
    ------------------       ----   ---------    --------    ------------------   ----------   ----------   ----------
M.S. Fromstein               1997   $860,000    $3,567,711        $  3,749            --             --         --
  Chairman of the Board,     1996    860,000     3,211,174           7,631            --             --         --
  President and Chief        1995    860,000     2,861,819           3,746            --             --         --
  Executive Officer
J.F. Chait                   1997   $350,000    $  891,928        $104,149(3)         --             --         --
  Executive Vice President,  1996    350,000       802,794(2)        62,011(3)        --             --         --
  Managing Director --       1995    350,000       715,455             709            --             --         --
  International Operations,
  Chief Financial Officer,
  and Secretary
T. A. Hueneke                1997   $350,000    $  820,234        $  3,749            --             --         --
  Executive Vice President   1996    350,000       697,714(2)             0           --             --         --
                             1995    300,000       425,000               0            --             --         --
M. J. Van Handel             1997   $150,000    $   75,000        $      0            --             --         --
  Vice President --          1996    143,151        50,000               0            --         10,000         --
  Chief Accounting           1995     96,971        50,000           3,746            --             --         --
  Officer and Treasurer


         NAME AND               ALL OTHER
    PRINCIPAL POSITION       COMPENSATION($)
    ------------------       ---------------
M.S. Fromstein                     --
  Chairman of the Board,           --
  President and Chief              --
  Executive Officer
J.F. Chait                         --
  Executive Vice President,        --
  Managing Director --             --
  International Operations,
  Chief Financial Officer,
  and Secretary
T. A. Hueneke                      --
  Executive Vice President         --
                                   --
M. J. Van Handel                   --
  Vice President --                --
  Chief Accounting                 --
  Officer and Treasurer

---------------
(1) "Other Annual Compensation" includes the discount associated with purchases of Common Stock under the Manpower 1990 Employee Stock Purchase Plan. The Manpower 1990 Employee Stock Purchase Plan is available to all U.S. employees (meeting certain qualifying standards) and is described below. See "Stock Purchase Plans."

(2) Includes deferred bonus amounts.

(3) "Other Annual Compensation" for Mr. Chait also includes an overseas living expense subsidy.

EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLANS

     The Company maintains several plans pursuant to which incentive and non-statutory stock options, restricted stock and SARs (stock appreciation rights) have been granted in the past and/or may be granted in the future. Participation is generally limited to full-time employees of the Company or its subsidiaries. The option exercise price of all options granted under the Company's plans to executive officers of the Company has been 100% of the closing market price as reported on the NYSE for the business day immediately prior to the date of grant. Directors of the Company who are not full-time employees may participate in the 1991 Directors Stock Option Plan or the Deferred Stock Plan, as described on page 5 hereof.

     The following table summarizes for each of the named executive officers the number of shares of Common Stock acquired upon exercise of options during the fiscal year ended December 31, 1997, the dollar value realized upon exercise of options, the total number of shares of Common Stock underlying unexercised options held at December 31, 1997 (exercisable and unexercisable), and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1997 (exercisable and unexercisable). Value realized upon exercise is the difference between the fair market value of the underlying Common Stock on the exercise date and the exercise or base price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock as of December 31, 1997, which was $35.25 per share. These values, unlike any amounts which may be set forth in the column headed "value realized," have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; the actual gains, if any, on exercise will depend on the value of the

Company's Common Stock on the date of exercise. There can be no assurance that these values will be realized.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                          AND FY-END OPTION/SAR VALUES

                                                                   NUMBER OF
                                                                   SECURITIES                       VALUE OF
                                                                   UNDERLYING                     UNEXERCISED
                                                                  UNEXERCISED                     IN-THE-MONEY
                                                                OPTIONS/SARS AT                    OPTIONS AT
                                                                   FY-END(#)                       FY-END($)
                        SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
         NAME           ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           ---------------    -----------    -----------    -------------    -----------    -------------
M.S. Fromstein........           0          $      0        606,543              0        $12,505,547           N/A
J.F. Chait............      20,000           769,276         80,000              0          1,965,600           N/A
T.A. Hueneke..........           0                 0         50,000              0            906,250           N/A
M.J. Van Handel.......           0                 0         13,500         10,000            249,750       $32,500

STOCK PURCHASE PLANS

     The Company has adopted and maintains several employee stock purchase plans designed to encourage employees to purchase Company Common Stock. The plans are broad based and are available to all U.S. employees (including qualifying temporary employees) and employees in certain other countries. The plans generally provide that employees accumulate funds through payroll deductions over a prescribed offering period (one to five years) and are entitled to purchase shares at a discount (a maximum of 15%) from the market price at the beginning and/or end of the offering period. No more than $25,000 of stock, measured by the market price as of the beginning of the offering period, may be purchased by any participating employee in any year.

PENSION PLANS

     The Company maintains a broad-based qualified, noncontributory defined benefit pension plan for eligible U.S. employees (the "Qualified Plan"). The Company has also established a nonqualified, deferred compensation plan to provide retirement benefits for management and other highly compensated employees in the U.S. who are ineligible to participate in the Qualified Plan (together with the "Qualified Plan," the "U.S. Pension Plans"). Certain of the Company's foreign subsidiaries maintain various pension and retirement plans. None of the Company's executive officers have participated in such foreign plans. Under the U.S. Pension Plans, a pension is payable upon retirement at age 65, or upon earlier termination if certain conditions are satisfied. The pension benefit is based on years of credited service and the average monthly compensation received during the last five consecutive calendar years prior to retirement. Compensation covered by the plans is base salary or hourly wages, unless paid entirely on a commission basis, in which case commissions of up to $20,000 per calendar year are taken into account. Bonuses, overtime pay or other kinds of extra compensation are not considered. Under his employment agreement, Mr. Fromstein is entitled to receive, upon termination of employment for any reason, total retirement benefits, when added to those payable under the U.S. Pension Plans, equal to those payable as if he had 30 years of credited service under the Qualified Plan and as if certain Qualified Plan limitations did not apply. Under the non-qualified, deferred compensation plan, Messrs. Chait, Hueneke and Van Handel are entitled to receive, upon termination of employment for any reason, retirement benefits equal to those payable as if they had 8, 24 and 9 years of credited service under the Qualified Plan and as if certain Qualified Plan limitations did not apply.

     The table below shows the estimated aggregate annual benefit, computed as a straight life annuity amount, under the Company's U.S. Pension Plans (without Qualified Plan limitations) at various salary levels and years of credited service payable upon retirement at age 65 or later. The benefit shown is not subject to any deduction for any Social Security benefit:

                               PENSION PLAN TABLE

                                                          YEARS OF CONSECUTIVE SERVICE
FINAL AVERAGE                           ----------------------------------------------------------------
 ANNUAL PAY                                10            15            20            25            30
-------------                              --            --            --            --            --
 $  100,000     ....................    $  8,784      $ 13,177      $ 17,569      $ 21,961      $ 26,353
    200,000     ....................      18,784        28,177        37,569        46,961        56,353
    300,000     ....................      28,784        43,177        57,569        71,961        86,353
    400,000     ....................      38,784        58,177        77,569        96,961       116,353
    500,000     ....................      48,784        73,177        97,569       121,961       146,353
    600,000     ....................      58,784        88,177       117,569       146,961       176,353
    700,000     ....................      68,784       103,177       137,569       171,961       206,353
    800,000     ....................      78,784       118,177       157,569       196,961       236,353
    900,000     ....................      88,784       133,177       177,569       221,961       266,353
  1,000,000     ....................      98,784       148,177       197,569       246,961       296,353
  1,100,000     ....................     108,784       163,177       217,569       271,961       326,353

EMPLOYMENT AND OTHER AGREEMENTS

     Messrs. Fromstein, Chait and Hueneke have each entered into employment agreements with the Company.

     Under his agreement, Mr. Fromstein receives an annual base salary of $860,000, an annual incentive bonus based on the Company's Adjusted Net Profit Before Tax (as defined in the agreement) and, upon retirement, retirement benefits under the Company's U.S. Pension Plans based on 30 years of service and calculated as if certain limitations of the Qualified Plan did not apply. See "Pension Plans." If Mr. Fromstein's employment is terminated other than for cause, Mr. Fromstein is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) two years of base compensation plus the highest incentive bonus paid to him since 1990; (iii) a cash payment equal to the fair market value of any stock options, SARs, purchase rights or restricted stock held pursuant to any benefit plan which ceases to cover him; and (iv) certain other benefits as specified in the agreement.

     Under his agreement, Mr. Chait receives an annual base salary of $350,000 and an annual incentive bonus based on the Company's Adjusted Net Profit Before Tax (as defined in the agreement), which is 25% of the annual bonus formula in Mr. Fromstein' s agreement. If Mr. Chait's employment is terminated, Mr. Chait is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) two years of base compensation plus the greater of (a) the highest incentive bonus paid to him during the prior five years and (b) the incentive bonus which would have otherwise been paid to him for the year of termination; and (iii) certain other benefits as specified in the agreement.

     Under his agreement, Mr. Hueneke is entitled to receive an annual base salary of $350,000 and an annual incentive bonus based on the Company's Specified Operating Unit Profits (as defined in the agreement). If Mr. Hueneke's employment is terminated for other than Cause (as defined in the agreement), Mr. Hueneke is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) two years of base compensation plus the greater of (a) the highest incentive bonus paid to him during the prior five years and (b) the incentive bonus which would have otherwise been paid to him for the year of termination; and (iii) certain other benefits as specified in the agreement.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Because certain matters related to performance-based compensation are approved by the Executive Performance Compensation Committee, that Committee joins in the report of the Executive Compensation Committee.

General Compensation Policies

     Under the Committee's current policy, the compensation structure for the Company's executives consists in general of three principal components: base salary, annual bonus and periodic grants of stock options or, occasionally, restricted stock. The Committee believes that this approach creates both short-term and long-term incentives for corporate management. As a result of these policies, a high proportion of compensation for the Company's senior executives is at risk through the annual bonus, generally based on formulas tied to profitability of the individual's profit center, as well as stock ownership and/or stock options, which create a direct link between long-term remuneration and the price of the Company's Common Stock.

     Base salary determinations are an important ingredient in attracting and retaining quality personnel in a competitive market. Base salaries are set at levels based generally on subjective factors, including the individual's level of responsibility, experience and past performance record. As a large multinational business, the Company competes for senior executive talent with large public and private companies throughout the world, many of which are not in businesses which directly compete with the Company. These are not the same companies as those included in the Dow Jones Other Industrial & Commercial Services Index which is used as a peer group to compare shareholder returns in the Performance Graph.

     The Committee also believes that a significant portion of compensation should be directly related to and contingent upon Company profitability based on objective performance criteria. Accordingly, it is the Company's general practice that the senior executive officers of the Company as well as many other senior executives of the Company and its subsidiaries participate in bonus arrangements based on formulas tied to profitability of the individual's profit center.

     The Committee believes that it is important that the senior executive officers and key executives of the Company and its subsidiaries hold equity positions in the Company. Stock option grants to executives permit them to hold equity interests at more meaningful levels than they could through other alternatives, such as stock purchase arrangements. Accordingly, while the Committee is conscious of the dilutive effects of stock options on shareholders, it believes that stock option grants at reasonable levels are an important component of executive compensation. In addition, because of the nature of the Company's operations, the Company's management believes, and the Committee agrees, that it is important that stock options be granted to a broad range of employees where the options provide an important incentive. Approximately 269 people received option grants in 1997, although no new options were granted to senior executive officers in 1997.

     The Committee is responsible for establishing the compensation of Mr. Fromstein, the President and Chief Executive Officer of the Company, Mr. Chait, Executive Vice President, Managing Director -- International Operations and Chief Financial Officer, and Mr. Hueneke, Executive Vice President, subject to ratification by the Board of Directors. In addition, the Committee has responsibility to approve the compensation of other senior executives and to review the compensation of other senior managers of the Company and its subsidiaries. However, the base salaries and bonuses of Mr. Fromstein, Mr. Chait and Mr. Hueneke are determined pursuant to separate employment agreements described under "Employment and Related Agreements" above.

Chief Executive Officer Compensation

     Mr. Fromstein's base salary and bonus are determined on the basis of his employment agreement. Mr. Fromstein's employment agreement establishes a base salary of $860,000, which has been fixed at this level since 1989. Mr. Fromstein's annual bonus is determined under the employment agreement by measuring the Company's pretax profit for the year (subject to certain adjustments) against a graduated scale after exceeding a threshold level. Accordingly, Mr. Fromstein's bonus will fluctuate based on the Company's operating performance. For example, the Company's pretax profit increased from 1995 to 1996 by approximately 19% and Mr. Fromstein's total cash compensation increased by 9% and the Company's pretax profit increased from 1996 to 1997 by approximately 3% and Mr. Fromstein's total cash compensation increased by 9%.

Other Executive Officers of the Company

     The base salary and bonus of Mr. Chait are determined on the basis of his employment agreement. Mr. Chait's annual bonus under his employment agreement is based on the same formula as described above with respect to Mr. Fromstein, except that Mr. Chait's bonus is 25% of the amount determined under the formula for Mr. Fromstein.

     The base salary and bonus of Mr. Hueneke are determined on the basis of his employment agreement. Mr. Hueneke's annual bonus is determined under the employment agreement by measuring the total operating unit profits of certain regions in which the Company conducts business over which Mr. Hueneke has responsibility for the fiscal year (subject to certain adjustments) against a graduated scale after exceeding a threshold level. Accordingly, Mr. Hueneke's bonus will fluctuate significantly based the Company's operating performance in the regions over which he has management responsibility.

     The base salary of the Company's Chief Accounting Officer is established by the Committee upon the recommendation of the Chief Executive Officer and the Chief Financial Officer, which is based upon their subjective assessment of the nature of the position and the contribution, experience and tenure of the Chief Accounting Officer. The Committee makes an individual annual bonus determination for the Chief Accounting Officer based upon the recommendation of the Chief Executive Officer and the Chief Financial Officer, which is based upon a subjective assessment of overall Company and individual performance as compared to prior performance.

Internal Revenue Code Section 162(m)

     Section 162(m) of the IRC generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure compensation amounts and plans which meet the requirements for deductibility. In order to satisfy these requirements, the annual bonus arrangements for Messrs. Fromstein, Chait and Hueneke have been approved by the Executive Performance Compensation Committee and the shareholders. Because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

THE EXECUTIVE COMPENSATION COMMITTEE

Dudley J. Godfrey, Jr. (Chairman)
Audrey Freedman
Marvin B. Goodman
J. Ira Harris

THE EXECUTIVE PERFORMANCE COMPENSATION COMMITTEE

Marvin B. Goodman
Newton N. Minow

     EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During a portion of the Company's last fiscal year, the Company provided Ms. Audrey Freedman with otherwise unused office space for her consulting firm, Audrey Freedman & Associates, in New York, New York. This arrangement did not result in any cost to the Company. In addition, the Company printed and distributed certain materials for such firm, with a cost to the Company of approximately $3,800 in 1997. Ms. Freedman's consulting firm provided certain marketing and labor market analyses to the Company in exchange for use of such office space and printing and distribution services.

     Dudley J. Godfrey, Jr. is a shareholder in Godfrey & Kahn, S.C., which is general counsel to the Company.

     J. Ira Harris is currently Chairman of J. I. Harris & Associates, a consulting firm, which may from time to time perform services for the Company. Until December, 1997, Mr. Harris was a Senior Managing Director in the investment banking firm of Lazard Freres & Co. LLC, which from time to time performs services for the Company.

                               PERFORMANCE GRAPH

     Set forth below is a graph for the periods ending December 31, 1992-1997 comparing the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Dow Jones Other Industrial & Commercial Services Index (formerly the "Dow Jones Industrial & Commercial Services -- General Index"). The graph assumes a $100 investment on December 31, 1992 in the Company's Common Stock, the S&P 500 Stock Index and the Dow Jones Other Industrial & Commercial Services Index and assumes the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG MANPOWER, S&P 500 STOCK INDEX AND
             DOW JONES OTHER INDUSTRIAL & COMMERCIAL SERVICES INDEX

                                                                                         DOW JONES
                                                                                           OTHER
                                                                                        INDUSTRIAL &
                                                                                         COMMERCIAL
               MEASUREMENT PERIOD                                       S&P 500           SERVICES
             (FISCAL YEAR COVERED)                    MANPOWER        STOCK INDEX          INDEX
12/92                                                          100               100               100
12/93                                                          123               110               104
12/94                                                          197               112               101
12/95                                                          198               153               129
12/96                                                          229               189               141
12/97                                                          250               252               168

                                                                         DECEMBER 31,
                                                         1992    1993    1994    1995    1996    1997
                                                         ----    ----    ----    ----    ----    ----
Manpower.............................................    $100    $123    $197    $198    $229    $250
S&P 500 Stock Index..................................    $100    $110    $112    $153    $189    $252
Dow Jones Other Industrial & Commercial Services
  Index..............................................    $100    $104    $101    $129    $141    $168

                    2. RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP, an independent public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has audited the Company (or its predecessors) since 1975. Representatives of Arthur Andersen LLP will attend the Annual Meeting and have the opportunity to make a statement if they so desire, and will also be available to answer questions.

     If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of the Company's independent auditors will be reconsidered by the Board of Directors.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Arthur Andersen LLP as the independent auditors for the fiscal year ending 1998. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

     The Board of Directors recommends you vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and your proxy will be so voted unless you specify otherwise.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1999 Annual Meeting of Shareholders must be received by the Company no later than January 23, 1999. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at the Company's principal executive offices by November 25, 1998. Such nominations or proposals must be submitted to Mr. J.F. Chait, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1997 all filing requirements were met.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     Shareholders may obtain a copy of the Company's Annual Report to the Securities and Exchange Commission as filed on Form 10-K at no cost by writing to Mr. J.F. Chait, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217.

                                          By Order of the Board of Directors,

                                          J.F. Chait, Secretary

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE                                                       Please mark your votes
VOTED IN THE MANNER DIRECTED HEREIN                                                               as indicated in this    [X]
BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION                                                   example
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



1. ELECTION OF DIRECTORS                              NOMINEES:  J. Ira Harris, Terry A. Hueneke, Newton N. Minow and Gilbert Palay

  FOR all nominees            WITHHOLD                (INSTRUCTION:  To withhold authority to vote for any individual nominee,
  listed to the right         AUTHORITY               write that nominee's name in the space provided below.)
  (except as marked     to vote for all nominees
  to the contrary)        listed to the right         ------------------------------------------------------------------------------

2. Ratification of Arthur Andersen LLP as the                           3. In their discretion, the Proxies are authorized to vote
   Company's independent auditors for 1998.                                upon such other business as may properly come before the
                                                                           meeting.
        FOR   AGAINST   ABSTAIN

                                                                                    Please sign exactly as name appears hereon.
                                                                                    When shares are held by joint tenants, both
                                                                                    should sign.  When signing as attorney,
                                                                                    executor, administrator, trustee, or guardian,
                                                                                    please give full title as such.  If a
                                                                                    corporation, please sign in full corporate name
                                                                                    by President or other authorized officer.  If a
                                                                                    partnership, please sign in partnership name by
                                                                                    authorized person.

                                                                                    Dated:__________________________________, 1998

                                                                                    ______________________________________________
                                                                                                      (Signature)
PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE                     ______________________________________________
ENCLOSED ENVELOPE.                                                                           (Signature if held jointly)
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE


                                                           MANPOWER INC.

                                                          ANNUAL MEETING
                                                                OF
                                                    MANPOWER INC. SHAREHOLDERS

                                                     THURSDAY, APRIL 23, 1998
                                                            10:00 A.M.

                                               BRADLEY PAVILION OF THE MARCUS CENTER
                                                      FOR THE PERFORMING ARTS
                                                      929 NORTH WATER STREET
                                                       MILWAUKEE, WISCONSIN



                                                              AGENDA

                        -   Elect four directors to serve until 2001 as Class II directors.
                        -   Ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998.
                        -   Transact such other business as may properly come before the meeting.


PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                MANPOWER INC.

The undersigned hereby appoints Mitchell S. Fromstein and Jon F. Chait proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Manpower Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held April 23, 1998 or any adjournment thereof.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)




--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




                             FINANCIAL HIGHLIGHTS



        (in thousands)                     1997                   1996
        -----------------------------------------------------------------
        Systemwide Sales (a)            $8,859,893             $7,474,212

        Revenues from Services          $7,258,504             $6,079,905

        Operating Profit (b)            $  255,387             $  226,957


        (a)   Represents total sales of Company-owned branches and franchises.

        (b) Represents Revenue from Services less Cost of Services and Selling and Administrative Expenses before the charge for the Amortization of Intangible Assets. This earnings measurement is not determined pursuant to generally accepted accounting principles (GAAP) and should not be considered in isolation or as an alternative to GAAP-derived measures.